"Message from the Chairman"

Ted Venners, Chairman and CEO, KFx Inc.

September 27, 2004

Last week, we announced KFx's involvement in the new trade agreement between the government of Taiwan, Kanturk, a private company, and the State of Alaska. KFx's proprietary and patented technology will be used to upgrade Alaska's coal reserves that are high in moisture, thereby making it acceptable for Taiwan's requirements.

KFx, as well as Kanturk and the State of Alaska, are receiving many phone calls with inquiries about the details of this project and I thought it might be helpful to briefly outline this transaction from the KFx perspective.

Our partner in the new coal plant, Kanturk Partners, who will be the developer of the project, has entered into a Memorandum of Understanding with us for a licensing agreement that will pay KFx a substantial upfront license fee. Importantly from our perspective, KFx will also have a carried interest in the operating profit of the processing plant without any capital commitments of our own. Kanturk will be responsible for all equity and debt financing, project management, obtaining permits, sourcing of the feedstock and product marketing.

Kanturk, working with the State of Alaska, was instrumental in the marketing effort, which convinced the Taiwanese that processed K-Fuel(TM) is a highly attractive option for them to source their coal energy requirements. We believe this should prove to be a significant milestone for KFx - and a template for the type of transactions that KFx will look at in the Pacific Rim and other international markets. We believe that our technology provides a unique and very profitable way to upgrade international and domestic lower BTU coal. We intend to structure our new plant transactions outside of the lower 48 as we did in this case -- so as to minimize our capital requirements while still significantly benefiting from the plant economics resulting from our technology.

Obviously this is also a good development for Alaska; in addition to realizing the potential of vast reserves that did not meet commercial requirements, the project will provide both construction and permanent jobs for Alaska. It is also good for America, because it provides export revenue and cuts into the trade imbalance.

Some calls to KFx have asked for more information about Kanturk. Kanturk is a private partnership with investors from the U.S. and Asia. They include Gerald S. J. Cassidy, Chairman, CEO and Founder of Cassidy & Associates. Cassidy and Associates has been ranked the number one lobbying firm in Washington, D. C. for many years. Forbes Magazine in 2000 ranked Mr. Cassidy number 52 in its list of Power 100 (the 100 most influential people in America). In addition to his lobbying firm, Mr. Cassidy is also a successful businessman and has developed a number of significant businesses in a variety of industries.

Other main equity partners in Kanturk include: Rocky Robinson, who owned one of the largest chain of auto dealerships and is one of the largest auto wholesalers in the mid-Atlantic area; David Fu, a successful investment banker who has deep roots and relationships in Taiwan and who manages private equity funds investing in Greater China; and Fred Chicos, a pioneer in the health care insurance field, who is well known in Boston and recently sold his business, "The Chickering Group," to Aetna and who is a limited partner in the Los Angeles Dodgers. There are other partners and investors, both in America and Asia. Mr. Cassidy and Mr. Robinson are also significant shareholders of KFx. My brother, John Venners, owns less than 5% of Kanturk's equity. Kanturk's Advisory Board includes prominent Americans, Chinese and Taiwanese. I want to thank Kanturk, a private company, for allowing me to discuss them.

The Alaskan transaction came about also because of the vision of Governor Murkowski who has always been a steadfast supporter of Taiwan, both as a US Senator and as Governor. Being one of the largest economies in the world, Taiwan has a high energy demand and has to import close to 100% of its energy supplies. Despite the willingness to trade and the obvious need, Alaskan coal simply did not meet Taiwan's requirement. It is too high in moisture content, creating problems both for the end users in terms of heat rate and also in transportation. It also was too hard to crush for their pulverizers.

For over 10 years, Alaskans and the Taiwanese held discussions on using Alaskan coal. Kanturk, knowing the Taiwanese coal situation and most importantly, having broad and deep relationships in both the Taiwanese government and private sector, were able to help convince the Taiwanese end user buyers (such as TaiPower and Formosa Plastic) on the viability of K-Fuel(TM) for their requirements. This is a 100% greenfield project, which requires major capital, permits, infrastructure, and project management. Having spent a great deal of resources and effort, Kanturk brought this opportunity to us in a ready form. We are obviously delighted to be moving forward with them and with the State of Alaska and our customers in Taiwan.

Finally, I look forward to reporting many more such arrangements in the future.